NEWS RELEASE
For more information, contact:	May 4, 2007
Lisa F. Campbell, Executive Vice President and CFO
lisac@newcenturybanknc.com
910-892-7080

NEW CENTURY BANCORP REPORTS

EARNINGS FOR FIRST QUARTER 2007

Dunn, NC. . . New Century Bancorp (the “Company”—NASDAQ: NCBC), the holding company for New Century Bank and New Century Bank South, reported net income for the quarter ended March 31, 2007 of $1.3 million, or basic and diluted earnings per share of $0.20 and $0.19, respectively, compared to net income of $1.1 million or basic and diluted earnings per share of $0.21 and $0.20, respectively, for the same period in 2006.

As of March 31, 2007, the Company reported total assets of $582.2 million compared to $443.0 million at March 31, 2006, an increase of 31%. Total deposits were $491.1 million and total loans were $448.2 million compared to total deposits of $374.1 million and total loans of $339.7 million at the end of first quarter 2006, increases of 31% and 32%, respectively. Growth was enhanced by the Company’s July 2006 acquisition of Progressive State Bank which, based on estimated fair values, had $65.9 million in total assets, $33.7 million in loans and $55.8 million in deposits.

“On behalf of the board and our employees, I am pleased to report these first quarter results,” said William L. “Bill” Hedgepeth II, President and CEO of the Company. “We experienced strong growth in both loans and deposits and, in a year-to-year comparison total assets grew more than 31% over what was reported at March 31, 2006 due to growth in our existing markets and our acquisition of Progressive State Bank. Our net income grew by 19%, reflecting the growth in earning assets. While these results were partially offset by a reduction in net interest margin and higher non-interest expenses, we hope this quarter’s results are indicative of what will be a year of positive growth for the Company.

“During the first quarter, we celebrated the opening of a second office in Fayetteville. This office is located in a growing area and gives us the opportunity to gain new customers as well as to provide additional convenience for our current customers. We also held a ground breaking ceremony for a permanent location in Lillington, NC, which serves as the county seat for Harnett County. Plans call for the office to be completed this fall.”

New Century Bank is headquartered in Dunn and has offices in Clinton, Goldsboro, and Lillington. New Century Bank South is headquartered in Fayetteville and has offices in Dublin, Lumberton, Pembroke and Raeford.

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www.newcenturybanknc.com

The information as of and for the quarter ended March 31, 2007 as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months Ended March 31,
	2007	2006
Summary of Operations:
Total interest income	$10,020	$7,652
Total interest expense	4,883	3,321

Net interest income	5,137	4,331
Provision for loan losses	150	408

Net interest income after provision	4,987	3,923
Noninterest income	911	553
Noninterest expense	3,874	2,738

Income before income taxes	2,024	1,738
Provision for income taxes	755	669

Net income	$1,269	$1,069

Share and Per Share Data (1):
Earnings per share - basic	$0.20	$0.21
Earnings per share - diluted	0.19	0.20
Book value per share	9.05	6.68
Tangible book value per share	7.52	6.68
Ending shares outstanding	6,502,782	5,109,583
Weighted average shares outstanding:
Basic	6,500,367	5,100,461
Diluted	6,790,465	5,480,726

Selected Performance Ratios:
Return on average assets	0.91%	0.98%
Return on average equity	8.79%	12.76%
Net interest margin	4.00%	4.22%
Efficiency ratio (2)	64.05%	56.06%

Period End Balance Sheet Data
Loans, net of unearned income	$448,209	$339,650
Total Earning Assets	537,254	418,237
Goodwill and other intangible assets	9,950	—
Total assets	582,216	442,970
Deposits	491,143	374,119
Short term debt	17,487	18,277
Long term debt	12,372	14,372
Shareholders’ equity	58,994	34,138

Selected Average Balances:
Loans, net of unearned income	$436,377	$330,645
Total Earning Assets	520,657	416,599
Goodwill and other intangible assets	9,968	—
Total assets	563,934	440,339
Deposits	472,969	371,431
Short term debt	17,441	18,242
Long term debt	12,372	14,372
Shareholders’ equity	58,531	33,982

Asset Quality Ratios:
Nonperforming assets	$3,911	$1,110
Allowance for loan losses	7,578	5,673
Nonperforming loans (3) to period-end loans	0.83%	0.27%
Allowance for loan losses to period-end loans (4)	1.70%	1.67%
Net loan charge-offs to average loans	0.05%	0.04%

(1)	Adjusted for all periods presented tp reflect the effects of a six-for-five stock split in the form of a 20% stock dividend in December 2006.
(2)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(3)	Nonperforming loans consist of non-accrual loans and restructured loans.
(4)	Allowance for loan losses to period-end loans ratio excludes loans held for sale.